EXHIBIT 23.3
DARNALL, SIKES, GARDES & FREDERICK LETTERHEAD
April 20, 2006
The Board of Directors
Complete Production Services, Inc.
Consent of Independent Public Accounting Firm
We consent to the incorporation by reference in this registration statement on Form S-1 and Prospectus of our report dated November 10, 2003, on our audit of the balance sheet of I. E. Miller Companies as of September 30, 2003 and the related combined statement of operations, changes in stockholders’ and members’ equity and cash flows for the year ended. We also consent to the incorporation by reference of the references to our firm under the caption “Experts.”
/s/ Darnall, Sikes, Gardes & Frederick
(A Corporation of Certified Public Accountants)